UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2011
WESTWOOD ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West 42nd Street New York, NY	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 419-2900
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
Amendment to Credit Agreements
On November 7, 2011, Westwood One, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries entered into a (1) First Amendment to the First Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “First Lien Amendment”) and (2) First Amendment to the Second Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “Second Lien Amendment”).
The First Lien Amendment modifies the First Lien Credit Agreement, dated as of October 21, 2011 (as amended, the “First Lien Credit Agreement”), by and among the Company, General Electric Capital Corporation, as the administrative agent and the collateral agent, ING Capital LLC, as the syndication agent, and the lenders from time to time party thereto, and the Second Lien Amendment modifies the Second Lien Credit Agreement, dated as of October 21, 2011 (as amended, the “Second Lien Credit Agreement”), by and among the Company, Cortland Capital Market Services LLC, as the administrative agent and the collateral agent, Macquarie Capital (USA), Inc., as the syndication agent, and the lenders from time to time party thereto. Such amendments, among other things: (1) require the Company, after giving effect to any permitted acquisition under the First Lien Credit Agreement and Second Lien Credit Agreement, to (a) have liquidity of $10,000,000 and (b) have a consolidated leverage ratio of at least 0.25 to 1.00 less than the level otherwise required to be met for the most recently completed fiscal quarter for which financial statements have been or were required to be delivered, and (2) cap the amount of pro forma adjustments to consolidated EBITDA that the Company can claim as a result of, or in connection with, a permitted acquisition at 25% of the consolidated EBITDA of the target entity.
The description of the First Lien Amendment and the Second Lien Amendment set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the First Lien Amendment and the Second Lien Amendment, each of which is incorporated herein by reference and is filed herewith as Exhibits 10.1 and 10.2, respectively.

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Certain Officers.
On November 4, 2011, the Board of Directors (the “Board”) of the Company appointed David Landau and Kenneth C. Williams Co-Chief Executive Officers of the Company. Spencer Brown, the current Chief Executive Officer of the Company, will also serve as a Co-Chief Executive Officer.
David Landau, 59, has been the Co-President of Dial Communications Global Media, LLC (“Dial Global”), an indirect subsidiary of the Company, since its inception as Dial Communications—Global Media Inc. in 2002. Mr. Landau began his career as an account executive at Christal Radio in 1976. In 1983, he became President and Partner at Unistar Radio Networks, managing the company through 1993. In 1994, Mr. Landau and Ken Williams founded Multiverse Networks, Inc., a network radio company that developed and syndicated national programs such as The Dr. Laura Schlessinger Show. In addition to being a partner in the company, Mr. Landau served as its President and Chief Executive Officer. In 1997, the company was sold to Jacor Communications, Inc., which had recently acquired EFM Media Management, producer and distributor of The Rush Limbaugh Show and Premiere Radio Networks. From 1997 until 2000, Mr. Landau served as Executive Vice President of Premiere Radio Networks. In late 2000, he became Co-President, Co-Chief Executive Officer and Partner of Dial Communications LLC, a network radio advertising sales representation company. In 2002, Dial Communications merged with Global Media, a network radio programming and sales company to form Dial Communications—Global Media Inc., which later became Dial Global. In June of 2008, Dial Global purchased Jones Media, Inc., whose assets included the Jones Radio Network and MediaAmerica. Mr. Landau’s employment and compensation agreements for his current role with the Company have not yet been determined by the Board.

Kenneth C. Williams, 56, has been the Co-President of Dial Global, an indirect subsidiary of the Company, since its inception as Dial Communications—Global Media Inc. in 2002. Mr. Williams began his career as a media planner at Ogilvy & Mather Advertising in 1978. In 1983, he became Vice President of Sales at DIR Broadcasting Corp., a network radio syndication company specializing in live music programming. In 1989, Mr. Williams became Vice President and Managing Director of MediaAmerica, Inc., managing the company’s Western Region advertising sales and programming operations. In 1994, Mr. Williams and David Landau founded Multiverse Networks, Inc., a network radio company that developed and syndicated national programs such as The Dr. Laura Schlessinger Show. In addition to being a partner in the company, Mr. Williams served as its Chairman. In 1997, the company was sold to Jacor Communications Inc., which had recently acquired EFM Media Management, producer and distributor of The Rush Limbaugh Show and Premiere Radio Networks. From 1997 until 2000, Mr. Williams served as Executive Vice President of Premiere Radio Networks. In late 2000, he became Co-President, Co-Chief Executive Officer and Partner of Dial Communications LLC, a network radio advertising sales representation company. In 2002, Dial Communications merged with Global Media, a network radio programming and sales company to form Dial Communications—Global Media Inc., which later became Dial Global. In June of 2008, Dial Global purchased Jones Media, Inc. Mr. Williams’ employment and compensation agreements for his current role with the Company have not yet been determined by the Board.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
The following is a list of the exhibits filed as part of this Form 8-K:

Exhibit No.	Description

10.1	First Amendment to the First Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto.

10.2	First Amendment to the Second Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.
Date: November 10, 2011	By:	/s/ David Hillman
		Name:	David Hillman
		Title:	Executive Vice President